Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Alphatec Holdings, Inc.

Gordon C. Bigler

Vice President, Finance & Corp. Communications

760.494.6667

gbigler@alphatecspine.com

Alphatec Holdings, Inc. Acquires an Exclusive Worldwide License for

Technology Related to Guided Lumbar Interbody Fusion System

CARLSBAD, Calif., September 13, 2007 — Alphatec Holdings, Inc. (NASDAQ: ATEC), a medical technology company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, announced the entry into an exclusive worldwide license for a unique minimally invasive guided lumbar interbody fusion system. The company’s wholly owned subsidiary, Alphatec Spine, Inc. (“Alphatec Spine”), and JGMG Bengochea, LLC (“JGMG”) entered into an Exclusive License Agreement that provides Alphatec Spine with an exclusive worldwide license to develop and commercialize JGMG’s guided lumbar interbody fusion (“GLIF”) system. The GLIF system is designed to allow surgeons to perform a 360-degree minimally invasive procedure without the need for a second incision or repositioning of the patient, which is intended to reduce the length of the procedure, reduce the trauma to the patient and reduce the post-surgery recovery period.

“The GLIF system is a shining example of Alphatec’s focus on improving surgical efficacy with more advanced science” said Dirk Kuyper, Alphatec’s President and Chief Executive Officer. “This breakthrough access system will provide a lateral approach to the spine with the patient in a natural, face-down position, which will hopefully make fusion and eventually disc replacement surgery faster and safer” added Mr. Kuyper.

The financial terms of the License Agreement include: (1) an issuance of Alphatec’s common stock to JGMG, a portion of which common stock shall be subject to a five-year lockup period, with automatic waivers of such lockup to occur upon the achievement of certain milestone events; (2) design, regulatory and sales milestone payments that could begin to be achieved and paid by Alphatec Spine to JGMG in 2008; and (3) a royalty payment based on net sales of licensed products with minimum annual royalties beginning in 2010.

The License Agreement expires upon the later of 2027 and the last expiration date of the patents contained within any products. Alphatec Spine has the right to terminate the License Agreement for convenience upon 30 days prior written notice to JGMG. Each party has the right to terminate the License Agreement for material uncured breach by the other party.

About Alphatec

Alphatec Holdings, Inc. (Nasdaq:ATEC) designs, develops, manufactures and markets products for the surgical treatment of spine disorders. Alphatec’s broad product portfolio and pipeline includes a variety of spinal implant products and systems focused on solutions addressing the cervical, thoracolumbar, intervertebral, minimally invasive, motion preservation, and allograft markets. Alphatec’s “surgeons’ culture” emphasizes collaboration with spinal surgeons to conceptualize, design and co-develop a broad range of products. State-of-the-art in-house manufacturing capabilities provide a unique competitive advantage, enabling Alphatec to rapidly deliver customized solutions to meet surgeons’ and patients’ critical needs. Alphatec has 22 issued U.S. patents, six issued foreign patents and 21 pending patent applications, including 10 pending U.S. applications, six pending international applications and five pending foreign national applications. Alphatec’s principal product offerings are primarily focused on the global spine fusion market, which is estimated by Alphatec to be more than $5.9 billion in 2007. In addition to its U.S. operations, Alphatec also markets a range of spine and orthopedic products in Japan through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec’s ability to successfully design, develop, manufacture and market products for the surgical treatment of spine disorders and Alphatec’s expectations regarding the continued growth of the U.S. and global spine market. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to successfully leverage upon the experience of its Scientific Advisory Board, Alphatec’s ability to develop and expand its spine fusion business in the United States and Japan, Alphatec’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payor reimbursement for procedures performed using Alphatec’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow, Alphatec’s expense improvement initiatives or Alphatec’s ability to achieve profitability, uncertainty of additional funding, uncertainty of success in developing new products or products currently in Alphatec’s pipeline, failure to successfully introduce and develop new products, including the GLIF system, including products related to license agreements, including without limitation the agreement that is the subject of this press release, failure to achieve acceptance of Alphatec’s products by the surgeon community, failure to obtain FDA clearance or approval for new products, including the GLIF system, the GLIF system’s ability to reduce the length of the procedure, reduce the trauma to the patient and reduce the post-surgery recovery period, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, product liability exposure, patent infringement claims and claims related to Alphatec’s intellectual property and intellectual property Alphatec licenses from third parties. Please refer to the risks detailed from time to time in Alphatec’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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